Press Release Exhibit 99.1

GreenVision Acquisition Corp. Announces Pricing of $50 Million Initial Public Offering

NEW YORK, Nov. 18, 2019 (GLOBE NEWSWIRE) -- GreenVision Acquisition Corp. (NASDAQ: GRNVU, the "Company") announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit.

The Company's units are expected to be listed on NASDAQ ("NASDAQ") and trade under the ticker symbol "GRNVU" beginning Tuesday, November 19, 2019. Each unit consists of one share of common stock, one right to receive one tenth (1/10) of a share at the closing of a business combination, and one warrant to purchase one share of common stock. The underlying securities are not trading separately.  Once the securities comprising the units begin separate trading, the shares, rights, and warrants are expected to be listed on NASDAQ under the symbols "GRNV," "GRNVR" and "GRNVW," respectively.

I-Bankers Securities Inc. is acting as Sole Book Running Manager and as the representative of the underwriters in the offering. The underwriters have been granted a 30-day option to purchase up to an additional 750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on Thursday, November 21, 2019 subject to customary closing conditions.

About GreenVision Acquisition Corp.

GreenVision Acquisition Corp. is a newly organized blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on target businesses operating in North America, Europe and Asia (excluding China) in the life sciences and healthcare industries.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 18, 2019. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities Inc. located at 535 5th Ave, 4th Floor, New York, NY 10017 or at ecm@ibsgroup.net.  Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contacts:

Zhigeng (David) Fu, Chief Executive Officer
One Penn Plaza
36th Floor
New York, New York 10019
Telephone Number: 212-786-7429
David.Fu@glo.com.cn

source: GreenVision Acquisition Corp.